UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2005

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

12730 High Bluff Drive, Suite 180, San Diego, CA 92130

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                             Completion of Acquisition or Disposition of Assets

In a Current Report on Form 8-K filed by Hawaiian Holdings, Inc. (the “Company” or sometimes referred to as “Holdings,” “we” or “our”) on June 7, 2005, the Company reported that on June 2, 2005 (the “Effective Date”), Hawaiian Airlines, Inc. (“Hawaiian”), the Company’s sole operating subsidiary, consummated its Joint Plan of Reorganization and emerged from bankruptcy.  On the Effective Date, the Company regained control of Hawaiian, which prior to such time had been controlled by a Chapter 11 trustee.  Hawaiian’s emergence from bankruptcy is being accounted for as a business combination (the acquisition of Hawaiian by the Company on the Effective Date).  In response to parts (a) and (b) of Item 9.01 of such Form 8-K, the Company stated that it would file the required financial information within 71 calendar days after the date that the initial Form 8-K was required to be filed (June 7, 2005). This Form 8-K/A is being filed to provide, among other things, the financial information required by Item 9.01 of Form 8-K.

Item 8.01                                             Other Events

As a result of the appointment of a bankruptcy trustee to operate Hawaiian’s business, the Company had limited access to information and documents concerning Hawaiian’s business since the Annual Report on Form 10-K for the year ended December 31, 2002, filed by the Company on April 15, 2003.  In order to supplement the information concerning Hawaiian’s business contained in the Form 10-K filed by the Company on March 31, 2005 and to enhance the reader’s understanding of our financial statements, the Company is furnishing the following information regarding Hawaiian’s business and the risk factors pertaining thereto.

As disclosed in our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, the Chapter 11 filing, including the subsequent appointment of the bankruptcy trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raised substantial doubt about our ability and the ability of Hawaiian to continue as a going concern.  In addition, the report of Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm, dated March 30, 2005 contained an explanatory paragraph which made reference to the uncertainty about our ability to continue as a going concern. With the consummation of Hawaiian’s Joint Plan of Reorganization, the conditions that previously raised substantial doubt about whether we would continue as a going concern no longer exist.  Our financial statements contained in Exhibit 99.1 to this Current Report on Form 8-K/A, which are incorporated by reference herein, have been updated to disclose the consummation of Hawaiian’s Joint Plan of Reorganization and the elimination of the conditions that previously raised substantial doubt about whether we would continue as a going concern.  In addition, the report of Ernst & Young on such financial statements also contains a statement that the conditions that raised substantial doubt about whether we will continue as a going concern no longer exist.

The Audit Committee of our Board of Directors discussed the matters included in this Form 8-K/A with Ernst & Young.

BUSINESS

General

Our Company

We are a holding company whose primary asset is the sole ownership of all issued and outstanding shares of common stock of Hawaiian. Based on the number of scheduled miles flown by revenue passengers (known as revenue passenger miles) in 2004, Hawaiian is the largest airline headquartered in Hawaii and the sixteenth largest domestic airline in the United States. Hawaiian offers daily service on transpacific routes between Hawaii and Los Angeles, Sacramento, San Diego, San Francisco, Las Vegas, Phoenix, Portland, and Seattle, as well as approximately 100 daily jet flights among the Hawaiian Islands, and additional service to Australia, American Samoa and Tahiti. Daily service between Honolulu and San Jose, California is scheduled to begin on September 29, 2005.

Hawaiian was originally incorporated in January 1929 under the laws of the Territory of Hawaii and became an indirect wholly-owned subsidiary of Holdings pursuant to a corporate restructuring that was consummated in August 2002.  Hawaiian became a Delaware corporation and a direct wholly-owned subsidiary of Holdings in June 2005 pursuant to a short-form merger described in greater detail below under “Consummation of Hawaiian’s Joint Plan of Reorganization.”  Holdings was incorporated in April 2002 under the laws of the State of Delaware.

Consummation of Hawaiian’s Joint Plan of Reorganization

On March 21, 2003, Hawaiian filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Hawaii. Holdings did not file for relief under Chapter 11 of the Bankruptcy Code. On May 30, 2003, a bankruptcy trustee was selected to serve in connection with the Chapter 11 filing and operate Hawaiian, which thereafter operated its business under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code and orders of the bankruptcy court until June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization. The appointment of the bankruptcy trustee effectively served to divest operational and financial control of Hawaiian from the officers and directors of Holdings, and severed the availability of funds needed by Holdings to support its efforts to meet its ongoing financial and other obligations, including its reporting requirements under the Securities Exchange Act of 1934, as amended.

On March 11, 2005, we, together with the bankruptcy trustee, the unsecured creditors of Hawaiian, a wholly-owned subsidiary of Holdings formerly known as HHIC, Inc., a Delaware corporation (“HHIC”), and RC Aviation, LLC (which is currently our largest stockholder) sponsored the Third Amended Joint Plan of Reorganization (the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provided for payment in full of all allowed claims, including unsecured claims. The Joint Plan also provided for the merger of Hawaiian Airlines, Inc., a Hawaii corporation, with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.  As used in this report, the term “Hawaiian” refers to the predecessor company for all periods prior to the HHIC merger and the successor company for all periods subsequent to the merger.  We retained our equity interest in Hawaiian; however, in connection with the Joint Plan, we issued shares of our common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of our common stockholders.

The Joint Plan was consummated on June 2, 2005, at which point we regained control of Hawaiian.  Except as otherwise provided in the Joint Plan, on such date, all property of the estate of Hawaiian as an entity in bankruptcy vested in Hawaiian. Hawaiian’s emergence from bankruptcy has been accounted for as a business combination, with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair values as of June 2, 2005 and the results of Hawaiian’s operations included in our results of operations from that date.

Flight Operations

Our flight operations are based in Honolulu, Oahu, Hawaii. As of June 30, 2005, we operated approximately 143 scheduled flights per day with:

•                                          Daily service on our transpacific routes between Hawaii and Los Angeles, Sacramento, San Diego and San Francisco, California; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon and Seattle, Washington;

•                                          Daily service on our interisland routes among the four major islands of the State of Hawaii;

•                                          Weekly service on our South Pacific routes as the sole direct provider of air transportation from Hawaii to each of Pago Pago, American Samoa, and Papeete, Tahiti in the South Pacific, and scheduled service to Sydney, Australia;

•                                          Charter service two to three times weekly between Honolulu and Anchorage, Alaska; and

•                                          Other ad hoc charters.

In September 2005, we will begin daily service between Hawaii and San Jose, California.

The following table delineates scheduled and chartered passenger revenue of Hawaiian for the periods indicated below (in thousands):

	Six Months Ended	Fiscal Year	Fiscal Year
	June 30, 2005	2004	2003
Transpacific	$224,344	$448,934	$408,349
Interisland	108,378	214,468	197,629
South Pacific	23,442	36,095	20,829
Charter	6,600	7,280	23,070
Total	$362,764	$706,777	$649,877

Properties

Aircraft

As of June 30, 2005, our operating fleet consisted of 14 B767-300ER aircraft to service our transpacific, South Pacific and charter routes, and 11 B717-200 aircraft to service our interisland routes. The following table summarizes our aircraft fleet in service as of June 30, 2005:

Aircraft Type	Leased	Seating Capacity (Per Aircraft)	Average Age (In Years)
B767-300ER	14	252-264	7
B717-200	11	123	5
Total	25

Hawaiian’s leases with Ansett Worldwide Aviation Services, Inc. (“Ansett”) for seven Boeing 767 aircraft allow Ansett to terminate those leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007. Ansett can terminate up to two Ansett aircraft leases between March 21, 2007 and September 20, 2007, up to three additional Ansett aircraft leases between September 21, 2007 and March 20, 2008; and up to two additional Ansett aircraft leases between March 21, 2008 and September 20, 2009. After September 20, 2009, Ansett can terminate up to all seven Ansett aircraft leases on not less than 180 days notice.

Ground Facilities

Hawaiian’s principal terminal facilities, cargo facilities, hangar and maintenance facilities are located at the Honolulu International Airport (HNL). The majority of the facilities at HNL are leased on a month-to-month basis.  Hawaiian is also charged for the use of terminal facilities at the five major interisland airports owned by the State of Hawaii.  Some terminal facilities, including gates and holding rooms, are considered by the State of Hawaii to be common areas and thus are not exclusively controlled by Hawaiian.  Other facilities, including station managers’ offices, premier club lounges and operations support space, are considered exclusive-use space by the State of Hawaii.

We have signatory agreements with the Port of Portland and a facilities sharing agreement with the City of Phoenix for terminal space, and operating agreements with the Port of San Diego, McCarran International Airport in Las Vegas, Nevada, the City of Los Angeles, the County of Sacramento and Societe D’Equipment De Tahiti Et Des Iles (SETIL) for Tahiti Airport. We have a right of entry agreement with the Ted Stevens Anchorage International Airport.  We have sublease agreements for terminal space with LAX Two in Los Angeles, and ground handling agreements which include office space leases with Delta Air Lines in Seattle, Washington, Portland, Oregon, San Diego, San Francisco and Sacramento, California; America West Airlines in Phoenix, Arizona; GlobeGround North America in Las Vegas, Nevada.  We have lease agreements with the Government of American Samoa in Pago Pago, and Sydney Airport Corporation, Limited, in Sydney, Australia. We also have agreements in place for alternate landing sites with the Port of Moses Lake, King County (Boeing Field) in Seattle, Ontario International Airport in California and Fairbanks International Airport in Alaska.

The table below sets forth the airport locations we utilize pursuant to various lease agreements:

Name of Airport	Location

Ted Stevens Anchorage International Airport	Anchorage	Alaska
Phoenix Sky Harbor International Airport	Phoenix	Arizona
Los Angeles International Airport	Los Angeles	California
Sacramento International Airport	Sacramento	California
San Diego International Airport	San Diego	California
San Francisco International Airport	San Francisco	California
Hilo International Airport	Hilo	Hawaii
Honolulu International Airport	Honolulu	Hawaii
Kahului Airport	Kahului	Hawaii
Kona International Airport	Kona	Hawaii
Lihue Airport	Lihue	Hawaii
McCarran International Airport	Las Vegas	Nevada
Portland International Airport	Portland	Oregon
Seattle-Tacoma International Airport	Seattle	Washington
Pago Pago International Airport	Pago Pago	American Samoa
Faa’a International Airport	Papeete	Tahiti
Sydney Airport	Sydney	Australia

Our corporate headquarters are located in leased premises adjacent to the Honolulu International Airport. The lease for this space expires in 2013.  Hawaiian leases two ticket offices in Hawaii, one on the island of Oahu and one on the island of Hawaii. We also lease sales offices in San Francisco, Seattle (cargo), Los Angeles, Papeete and Tokyo. The leases for these offices expire on various dates from June 2006 to April 2009. The aggregate rent for all facilities in the year ended December 31, 2004 was approximately $12 million.

Fuel

Our operations and financial results are significantly affected by the availability and price of jet fuel.  The following table sets forth statistics about Hawaiian’s aircraft fuel consumption and cost for each of the last three years (including the impact of Hawaiian’s fuel hedging program):

	(in thousands)
Year	Gallons consumed	Total cost, including taxes	Average cost per gallon	% of operating expenses

2004	104,909	$135,866	$1.30	19.6%

2003	104,127	$97,018	$0.93	15.4%

2002	117,738	$95,296	$0.81	13.9%

As illustrated by the table above, fuel costs constitute a significant portion of Hawaiian’s operating expense. Fuel prices are volatile; for example U.S. west coast average jet fuel prices have increased from $1.22 per gallon as of December 31, 2004 to $2.08 per gallon as of August 11, 2005.  Each one cent change in the price of jet fuel causes Hawaiian’s annual expense for jet fuel to vary by approximately $1.1 million before taking into account the impact of Hawaiian’s hedging program discussed below.  Jet fuel costs represented 19.6 percent of Hawaiian’s operating expenses in 2004. The cost of jet fuel is influenced by international political and economic circumstances, such as post-war unrest in Iraq and other conflicts in the Middle East, OPEC production curtailments, disruption of oil imports, increased demand by China, India and other developing countries, environmental concerns, and weather and other unpredictable events.

Hawaiian purchases aircraft fuel at prevailing market prices, but seeks to manage market risk through execution of a hedging strategy. From time to time, Hawaiian enters into various derivative instruments to hedge up to 45% of anticipated jet fuel requirements. In September 2004, Hawaiian resumed a jet fuel hedging program which utilized forward heating oil contracts in order to moderate market risks and hedge its financial exposure to fluctuations in its cost of jet fuel. In May 2005, Hawaiian terminated its heating oil contracts and entered into jet fuel swap agreements with a single counterparty to hedge its fuel consumption requirements.  Jet fuel swap agreements are not exchange traded due to the limited market for such instruments, however they tend to have a higher level of precision than do heating oil forward contracts, with the ineffectiveness limited to transportation costs and timing of purchases. As of June 30, 2005, Hawaiian held jet fuel swap agreements for approximately 45 million gallons of jet fuel for the period July 2005 through June 2006, representing approximately 40% and 42% of Hawaiian’s forecast fuel requirements for the remainder of 2005 and 2006, respectively. The fair value of Hawaiian’s jet fuel swap agreements as of June 30, 2005, related to Hawaiian’s fuel hedging program, was $10.1 million.

Aircraft Maintenance

Our aircraft maintenance programs consist of a series of phased or continuous checks for each aircraft type. These checks are performed at specified intervals measured by calendar months, time flown or by the number of takeoffs and landings, or “cycles” operated. In addition, we perform inspections, repairs and modifications of our aircraft in response to Federal Aviation Administration (FAA) directives. Checks range from daily “walk around” inspections, to more involved overnight maintenance checks, to exhaustive and time consuming major overhauls. Aircraft engines are subject to phased maintenance programs designed to detect and remedy potential problems before they occur. The service lives of certain airframe and engine parts and components are time or cycle controlled, and such parts and components are replaced or refurbished prior to the expiration of their time or cycle limits.

Code Sharing and Other Alliances

We have marketing alliances with other airlines that provide reciprocal frequent flyer mileage accrual and redemption privileges and code sharing on certain flights (one carrier placing its name and flight numbers, or “code”, on flights operated by the other carrier).  We have code sharing agreements with Alaska Airlines, America West Airlines, American Airlines, American Eagle, Continental Airlines, Island Air, and Northwest Airlines.  We

also participate in the frequent flyer programs of Alaska Airlines, America West Airlines, American Airlines, Continental Airlines, Island Air, Northwest Airlines and Virgin Atlantic Airways.  These programs enhance our revenue opportunities by:

•                                          providing our customers more value by offering easier access to more travel destinations and better mileage accrual/redemption opportunities;

•                                          gaining access to more connecting traffic from other airlines; and

•                                          providing members of our alliance partners’ frequent flyer program an opportunity to travel on our system while earning mileage credit in the alliance partners’ programs.

Although these programs and services increase our ability to be more competitive, they also increase our reliance on third parties.

Marketing

In an effort to reduce our reliance on travel agencies and lower our distribution costs, we continue to expand and pursue e-commerce initiatives.  We currently utilize web-fare discounts and web-booked additional bonus mileage incentives to increase our electronic ticket (e-ticket) usage and growth in e-commerce in order to improve service to our customers and to reduce our distribution costs. In addition, we introduced internet check-in and self-service kiosks to improve the customer check-in process. In 2004, 40 percent of sales were through Hawaiian Airlines’ website, compared to less than 5 percent in 2002.  E-tickets result in lower distribution costs while providing increased customer convenience. In 2004, revenue from e-ticket sales was $588 million, representing 84 percent of total passenger revenue, which is an increase of 43 percent over the $411 million of revenue from sales of e-tickets we recorded in 2003. Our website, www.HawaiianAirlines.com, offers customers information on our flight schedules, our frequent flyer program (HawaiianMiles), booking reservations on our flights or connecting flights with any of our code share partners, the status of our flights as well as the ability to purchase tickets or travel packages. We also publish fares with web-based travel services such as Orbitz, Travelocity, Expedia, Cheap Tickets, Hotwire and Priceline. These comprehensive travel planning websites provide customers with convenient online access to airline, hotel, car rental and other travel services.

Frequent Flyer Program

The HawaiianMiles frequent flyer program was initiated in 1983 to encourage and develop customer loyalty.  HawaiianMiles allows passengers to earn mileage credits by flying with us and our partner carriers. We also credit members with mileage credits for patronage with our other program partners, including hotels, car rental firms, credit card issuers and long distance telephone companies, pursuant to our exchange partnership agreements. We also sell mileage credits to other companies participating in the program.

HawaiianMiles members have a choice of various awards based on accumulated mileage, with most of the awards being for free air travel. Travel awards range from a 5,000 mile award, which is redeemable for a one-way interisland flight, to 105,000 mile awards, which are redeemable for a roundtrip first class travel between the mainland U.S. and Sydney, Australia.

Competition

Transpacific

We face multiple competitors on our transpacific routes, including major carriers such as American Airlines, Continental Airlines, Northwest Airlines, Delta Air Lines, United Air Lines and various charter carriers. ATA has just recently begun flights to Hawaii with a Southwest Airlines code share and America West has announced plans to begin Hawaii service at the end of 2005. We believe that transpacific competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, affiliations, frequent flyer programs, customer service, aircraft type and in-flight service.

South Pacific

Currently, we are the only provider of direct service between Honolulu and each of Pago Pago, American Samoa, and Papeete, Tahiti. We operate four times a week service between Honolulu and Sydney, Australia, competing directly against Qantas on this route.

Interisland

Interisland routes are serviced by several carriers including Aloha Airlines, Island Air, Pacific Wings and a number of “air taxi” companies.  We currently operate approximately 107 daily interisland flights subject to seasonality, representing slightly less than 50 percent of total interisland flights. We believe that interisland competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, affiliations, frequent flyer programs, customer service and aircraft type.

Employees

As of June 30, 2005, we had approximately 3,356 active employees, of which approximately 2,698 were employed on a full-time basis. Approximately 84 percent of our employees are covered by labor agreements with the following unions: the International Association of Machinists and Aerospace Workers (IAM), the Air Line Pilots Association (ALPA), the Association of Flight Attendants (AFA), the Transport Workers Union (TWU) and the Network Engineering Group.  To date, we have renegotiated new three-year contracts with IAM, ALPA, AFA, TWU and the Network Engineering Group, all of which have obtained ratification of the agreements from their members.  While there can be no assurance that Hawaiian’s generally good labor relations will improve, we expect to develop and execute a business strategy that recognizes the importance of good relations with Hawaiian’s employees.

Regulation

Our business is subject to extensive and evolving federal, state, local and transportation laws and regulations in the United States.  Many of these agencies regularly examine our operations to monitor compliance with applicable laws and regulations.  Governmental authorities can enforce compliance with applicable laws and regulations and obtain injunctions or impose civil or criminal penalties in case of violations.

We cannot guarantee that we will be able to obtain or maintain necessary governmental approvals.  Once obtained, operating permits are subject to modification and revocation by the issuing agencies.  Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures.  However, most of these expenditures are made in the normal course of business and do not place us at any competitive disadvantage.  The primary U.S. federal statutes affecting our business are summarized below:

Industry Regulations

As a certificated air carrier, we and all other U.S. domestic airlines are subject to the regulatory jurisdiction of the U.S. Department of Transportation (DOT) and the FAA. The DOT has jurisdiction over certain aviation matters such as the carriers’ certificate of public convenience and necessity, international routes and fares, consumer protection policies including baggage liability and denied-boarding compensation, and unfair competitive practices as set forth in the Transportation Act.  The FAA has regulatory jurisdiction over flight operations generally, including equipment, ground facilities, security systems, maintenance and other safety matters. To assure compliance with its operational standards, the FAA requires air carriers to obtain operations, airworthiness and other certificates, which may be suspended or revoked for cause. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of aviation safety and security regulations. Like other carriers, we are subject to inspections by the FAA in the normal course of business and on a routine basis. We operate under a Certificate of Public Convenience and Necessity issued by the DOT (authorizing us to provide commercial aircraft service) as well as a Part 121 Scheduled Carrier Operating Certificate issued by the FAA.

Maintenance Directives

The FAA approves all airline maintenance programs, including modifications to the programs. In addition, the FAA licenses the mechanics who perform the inspection, repairs and overhauls, as well as the inspectors who monitor the work.

The FAA frequently issues airworthiness directives, often in response to specific incidents or reports by operators or manufacturers, requiring operators of specified equipment types to perform prescribed inspections, repairs or modifications within stated time periods or numbers of cycles. In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, cargo compartment fire detection/suppression systems, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. We cannot predict what new airworthiness directives will be issued and what new regulations will be adopted, or how our businesses will be affected by any such directives or regulations. We expect that we may incur expenses to comply with new air worthiness directives and regulations.

We believe we are in compliance with all requirements necessary to be in good standing with our air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of our FAA authorizations or certificates would have a material adverse effect on our operations.

Airport Security

In November 2001, the Aviation and Transportation Security Act (ATSA) was enacted. The ATSA created a new government agency, the Transportation Security Administration (TSA), which is part of the Department of Homeland Security (DHS) and is responsible for aviation security. The ATSA mandates that the TSA provide for the screening of all passengers and property, including mail, cargo, carry-on and checked baggage, and other articles that will be carried aboard a passenger aircraft. Under the ATSA, substantially all security screeners at airports are now federal employees, and significant other elements of airline and airport security are now overseen and performed by federal employees, including security managers, law enforcement officers and federal air marshals. The ATSA also provides for increased security on flight decks of aircraft and requires federal air marshals to be present on certain flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. customs and enhanced background checks.

Effective February 2002, the ATSA imposed a $2.50 per enplanement security service fee ($5.00 one-way maximum fee for multiple segments), which is being collected by the air carriers and submitted to the government to pay for these enhanced security measures. Additionally, for the years 2002, 2003 and 2004, air carriers were required to submit to the government an amount equal to what the air carriers paid for screening passengers and property in 2000. Until this fee is reassessed, air carriers will continue to submit to the government an amount equal to what the carriers paid for screening passengers and property in 2000 until further notice. The budget for fiscal year 2006 submitted by President Bush contains a spending proposal for the DHS that would increase the per enplanement security service fee to $5.50 ($8.00 one-way maximum fee for multiple segments). Hawaiian and other carriers have announced their opposition to this proposal as there is no assurance that any increase in such fees could be passed on to customers.

The Emergency Wartime Supplemental Appropriations Act (“Supplemental Appropriations Act”) enacted in April 2003 contained a number of provisions relating to airlines.  In May 2003, Hawaiian received and recognized in earnings $17.5 million in cash for reimbursement of its proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items.  The passenger security fees were not imposed from June 1, 2003 to September 30, 2003. Hawaiian also received reimbursement for the direct costs associated with installing strengthened flight deck doors and locks.  Additionally, aviation war risk insurance provided by the government was extended to August 31, 2005.

Noise Abatement

The DOT allows local airport authorities to implement procedures designed to abate special noise problems, provided such procedures do not unreasonably interfere with interstate and foreign commerce, or the national transportation system. Certain airports, including the major airports at Los Angeles, San Diego, San Francisco, and Sydney, Australia, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. Local authorities at other airports could consider adopting similar noise regulations.  In some instances, these restrictions have caused curtailments in services or increases in operating costs, and such restrictions could limit our ability to expand our regulations.

Environmental and Employee Safety and Health

We are subject to various laws and government regulations concerning environmental matters and employee safety and health in the U.S. and other countries which we do business. U.S. federal laws that have a particular impact on us include the Airport Noise and Capacity Act of 1990, the Clean Air Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, and the Comprehensive Environmental Response, Compensation and Liability Act. Certain of our operations are also subject to the oversight of the Occupational Safety and Health Administration (OSHA) concerning employee safety and health matters. The U.S. Environmental Protection Agency (EPA), OSHA, and other federal agencies have been authorized to promulgate regulations that impact our operations. In addition to these federal activities, various states have been delegated certain authorities under the aforementioned federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to or stricter than federal requirements, such as California.

Taxes

The airline industry is subject to various passenger, cargo and fuel taxes, which change from time to time.  We have changed our fares in response to enacted tax changes, depending on prevailing market conditions.  We cannot be certain that we will be able to maintain our current fare levels or predict the effects on our fares should these taxes lapse and/or be reinstated.

Civil Reserve Air Fleet Program

The U.S. Department of Defense regulates the Civil Reserve Air Fleet (CRAF) and government charters. We have elected to participate in the CRAF program whereby we have agreed to make B767 aircraft available to the federal government for use by the U.S. military under certain stages of readiness related to national emergencies. The program is a standby arrangement that lets the U.S. Department of Defense U.S. Transportation Command call on as many as four contractually committed Hawaiian aircraft and crews to supplement military airlift capabilities.

In February 2003, the U.S. Secretary of Defense authorized a “Stage 1” mobilization of the CRAF program, the lowest activation level. We are required to make one passenger aircraft available as a result of this Stage 1 mobilization. Under the requirements of a Stage 2 mobilization, an additional passenger aircraft would be required. The remaining aircraft subject to the CRAF program would be mobilized under a Stage 3 mobilization, which for us would involve a total of four passenger aircraft. While the government would reimburse us for the use of these aircraft, the additional aircraft required under Stage 2 or Stage 3 mobilization could have a significant adverse impact on our results of operations.

Other Regulations

Several aspects of airline operations are subject to regulation or oversight by federal agencies other than the FAA and the DOT.  The federal antitrust laws are enforced by the U.S. Department of Justice.  The U.S. Postal Service has jurisdiction over certain aspects of the transportation of mail and related services provided by our cargo services.  Labor relations in the air transportation industry are generally regulated under the Railway Labor Act.  We and other airlines certificated prior to October 24, 1978 are also subject to preferential hiring rights granted by the Transportation Act to certain airline employees who have been furloughed or terminated (other than for cause).  The Federal Communication Commission issues licenses and regulates use of all communications frequencies assigned to us and the airlines generally.

Additional laws and regulations are proposed from time to time, which could significantly increase the cost of airline operations by imposing additional requirements or restrictions.  Laws and regulations also have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots.  Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the U.S. and foreign governments, which are amended from time to time.  We cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how we will be affected.

Segment Information

Principally all of our flight operations either originate or end in the State of Hawaii.  The management of our operations is based on a system-wide approach due to the interdependence of our route structure in the various markets that we serve.  We operate as a matrix form of organization as we have overlapping sets of components for which managers are held responsible.  Managers report to our chief operating decision-maker on both our geographic components and our product and service components, resulting in components based on products and services constituting one operating segment.  As we offer only one service (i.e., air transportation), management has concluded that we have only one segment of business.

Legal Proceedings

Chapter 11 Case

On March 21, 2003, Hawaiian filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Hawaii.  On June 2, 2005, Hawaiian’s Joint Plan of Reorganization was consummated.  The Chapter 11 case is discussed in greater detail under “Business—General—Consummation of Hawaiian’s Joint Plan of Reorganization.”

Internal Revenue Service Claims

The Internal Revenue Service (IRS) conducted an audit of the Company’s income and excise tax returns for 2001 and 2002.  Based upon the results of that audit, the IRS filed a proof of claim on June 30, 2004 in the amount of approximately $128 million.  To date, the Company has resolved a number of the disputes with the IRS.  For example, certain deductions attributable to aircraft maintenance expenses were disallowed by the IRS for 2002 and 2001, but were subsequently allowed for 2003.  Other disputes have been resolved by the Bankruptcy Court, including an adjustment proposed by the IRS relating to the amount of the availability of tax losses in 2001.  Pursuant to an order entered by the Bankruptcy Court on March 28, 2005, as amended by a subsequent order entered on May 9, 2005, the total pre-petition priority income tax claim for the years 2001 and 2002, including pre-petition interest, was estimated and capped at  $8.1 million, the IRS’s unsecured claim for penalties was disallowed in its entirety; and the IRS’s priority excise tax claim was allowed in the amount of $22.3 million, which includes both the pre-petition and post-petition portions of such claim.  The IRS filed a notice of appeal of the order on April 6, 2005, in which the IRS is seeking payment of $65.4 million, with respect to its priority income tax claim and accrued interest and $40.5 million, with respect to its unsecured claim for penalties.  On April 15, 2005, the Company filed a notice of cross-appeal of the order with respect to allowance of the priority excise tax claim.  The appeal and cross-appeal remain pending before the United States District Court for the District of Hawaii.

Gotbaum v. Adams, et al., Adv. No. 03-90061 (Bankr. D. Haw.)

On November 28, 2003, the Trustee filed a complaint (the “Complaint”) with the Bankruptcy Court, naming Mr. Adams (our Chief Executive Officer prior to June 2003), AIP LLC, Airline Investors Partnership L.P., and Smith Management LLC (together, the “Adams Defendants”) and Holdings, as defendants. The Complaint asserted various counts based on corporate actions including claims alleging, inter alia, fraudulent transfer claims under the Bankruptcy Code and Hawaii law; avoidance and recovery of preference under the Bankruptcy Code; unlawful distribution under Hawaii law; violations of the duties of care and loyalty under Hawaii law; and unjust enrichment under Hawaii law. The factual allegations relate to a $25 million self-tender offer undertaken by Hawaiian announced on May 31, 2002 (the “Self-Tender”) that was subsequently consummated; payments made by Hawaiian to Smith Management in the total amount of $2.75 million; $200,000 in compensation paid by Hawaiian to defendant Mr. Adams; and $500,000 transferred from Hawaiian to Holdings. Based on all of the claims in the Complaint, the Trustee sought in excess of $28 million, as well as punitive damages, prejudgment interest and the costs of the lawsuit.

The Adams Defendants and Hawaiian served answers denying all material allegations of the Complaint on January 5, 2004 and on February 18, 2004, respectively. On January 4, 2005, Hawaiian announced that the Adams Defendants had agreed to pay Hawaiian $3.6 million to settle the lawsuit brought by the Trustee. Hawaiian received the $3.6 million in June 2005.

We are not a party to any other litigation that is expected to have a significant effect on our operations or business.

RISK FACTORS

Our business is adversely affected by increases in fuel prices.

Aircraft fuel costs constitute a significant portion of Hawaiian’s operating expenses.  Fuel costs represented 19.6 percent and 22.4 percent of Hawaiian’s operating expenses for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively.  Based on gallons expected to be consumed in 2005, for every one cent change in the price of jet fuel, Hawaiian’s annual fuel expense increases or decreases by approximately $1.1 million.  Fuel prices and supplies are influenced significantly by international political and economic circumstances, such as the war and post-war unrest in Iraq, as well as OPEC production curtailments, a disruption of oil imports, other conflicts in the Middle East, increasing demand from China, India and other developing countries, environmental concerns, weather and other unpredictable events. A fuel supply shortage resulting from a disruption of oil imports or otherwise, could result in higher fuel prices and curtailment of scheduled service which could have a material adverse effect on our operations.

From time to time, Hawaiian enters into petroleum forward contracts, jet fuel purchase commitments, or other derivative instruments to hedge our financial exposure to fluctuations in the cost of jet fuel.  See “Business–Fuel.”

Our business is highly dependent on tourism, and our financial results could suffer if there is a downturn in tourism levels.

Our principal base of operations is in Hawaii and our revenue is linked primarily to the number of travelers (mostly tourists) to, from and among the Hawaiian Islands. Hawaii tourism levels are affected by, among other things, the political and economic climate in Hawaii’s main tourism markets, promotional spending by competing destinations, the popularity of Hawaii as a tourist destination relative to other vacation options, and other global factors, including natural disasters, safety and security.  From time to time, various events and industry specific problems such as strikes have had a negative impact on tourism in Hawaii. In addition, the potential or actual occurrence of terrorist attacks, the war in Iraq, and the threat of other negative world events has had and may in the future again have a material adverse effect on Hawaii tourism. No assurance can be given that the level of passenger traffic to Hawaii will not decline in the future.  A decline in the level of Hawaii passenger traffic could have a material adverse effect on our results of operations and financial condition.

Our business is subject to substantial seasonal and cyclical volatility.

Our profitability and liquidity are sensitive to seasonal volatility primarily due to leisure and holiday travel patterns. Hawaii is a popular vacation destination. Traffic levels are typically stronger during June, July, August and December and considerably weaker at other times of the year. During weaker travel periods, we may utilize aggressive fare pricing strategies to increase our traffic volume, which may involve discounted pricing. Our results of operations generally reflect this seasonality, but are also impacted by numerous other factors that are not necessarily seasonal. These factors include the extent and nature of fare changes and competition from other airlines, changing levels of operations, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of both personal and business airline travel is discretionary, the industry tends to experience adverse financial results in general economic downturns. As a result, our operating results for a quarterly period are not necessarily indicative of operating results for an entire year, and historical operating results are not necessarily indicative of future operating results.  Additionally, airlines generally require substantial liquidity to sustain continued operations under most conditions.

Our business is impacted by the competitive advantages held by full service airlines in the transpacific market.

In the transpacific market, most of our competition comes from full service legacy airlines such as United, American, Continental, Delta, and Northwest. Legacy airlines have a number of competitive advantages that historically have enabled them to obtain higher fares than Hawaiian:

•                                          Legacy airlines generate passenger traffic from throughout the U.S. mainland, which has traditionally enabled them to fill their aircraft at higher average fares than Hawaiian. In contrast, Hawaiian lacks a comparable network to feed passengers to its transpacific flights.

•                                          Most legacy airlines operate from hubs, which can provide a built-in market of passengers, depending on the economic strength of the hub city and the size of the customer group that frequent the airline.  For example, United flows sufficient passenger traffic throughout the U.S. mainland to schedule 11 flights a day between San Francisco and the Hawaiian islands, which gives San Francisco residents wishing to travel to Hawaii a large number of United non-stop flight choices to Oahu, Maui, Kauai and the Big Island, while Hawaiian, without feed traffic, can offer only one flight per day. In contrast, Honolulu, the hub of our operations, does not originate much transpacific travel, nor does it have the city strength or potential customer franchise of a city such as Chicago or Dallas necessary to provide Hawaiian with a built-in market.  Tickets to Hawaii are for the most part not sold in Honolulu, but rather on the mainland, making Honolulu primarily a destination rather than origin of passenger traffic.

•                                          The amount of connecting traffic through Honolulu continues to decline.  Due to the advent of aircraft capable of long-haul flying, Honolulu is no longer a critical connecting point for passengers traveling between North America and Asia.

Our business is increasingly impacted by competition from low cost carriers.

Hawaiian has in the past largely been insulated from direct competition from low cost carriers or LCCs.  Most LCCs have lacked the fleet and infrastructure necessary to provide long-haul service over water. The Hawaii market has, however, in recent years, seen growing LCC competition from American Trans Air (ATA), which increased service to Hawaii from San Francisco and other cities in 2003. We also face the threat of more LCC competition in the future. America West has announced service to Hawaii commencing at the end of 2005. Furthermore, a more fundamental and immediate consequence for us of the proliferation of LCCs is the response from full service legacy airlines, who are meeting the competition from LCCs by significantly reducing costs and adjusting their route networks to divert resources to long-haul markets such as Hawaii, where LCC competition is less severe.  The result is that the legacy airlines have at the same time reduced their costs of operation and increased capacity in the Hawaii market. Additional capacity to Hawaii, whether from legacy airlines or LCCs, could result in a decrease in our share of the transpacific market, a decline in our transpacific yields, or both, which could have a material adverse effect on our results of operations and financial condition.

Demand for interisland service is declining, and is expected to decline for the foreseeable future.

In the interisland market, we face competition principally from two other airlines, Aloha Airlines and Island Air.  Another company, Fly Hawaii, has announced intentions to compete directly with us once sufficient capital has been raised and regulatory approvals have been secured.  The demand for interisland service has been steadily declining, as other airlines have increased direct service from the mainland to Oahu’s neighbor islands, obviating the need for interisland transfers, and as the infrastructure, particularly the availability of goods and services, in the neighbor islands improves.  The total size of the interisland market is, therefore, expected to continue to shrink for the foreseeable future. A decline in the level of interisland passenger traffic could have a material adverse effect on our results of operations and financial condition.

Our business requires substantial financial and operating leverage.

The airline industry operates on low gross profit margins and revenue that varies substantially in relation to fixed operating costs.  Due to high fixed costs, the expenses of each flight do not vary proportionately with the number of passengers carried, but the revenue generated from a particular flight are directly related to the number of passengers carried. Accordingly, while a decrease in the number of passengers carried would cause a corresponding decrease in revenue (if not offset by higher fares), it may result in a disproportionately greater decrease in profits. An increase in the number of passengers carried would have the opposite effect.

We are dependent on satisfactory labor relations.

Labor costs are a significant component of airline expenses and can substantially impact an airline’s results.  Labor and related benefit costs represented approximately 30 percent of Hawaiian’s operating expenses for the year ended December 31, 2004 and the six months ended June 30, 2005.  We may experience pressure to increase wages and benefits for our employees in the future.  We may make strategic and operational decisions that require the consent of one or more of our labor unions.  We cannot assure you that these labor unions will not require additional wages or benefits in return for their consent.  In addition, we have entered into collective bargaining agreements with our pilots, mechanical group employees, clerical group employees, flight attendants, dispatchers and network engineers which are amendable in three years.  We cannot assure you that future agreements with our employees’ unions will be on terms in line with our expectations or comparable to agreements entered into by our competitors, and any future agreements may increase our labor costs or otherwise adversely affect us.  If we are unable to reach an agreement with any unionized work group, we may be subject to future work interruptions and/or stoppages, which may hamper or halt operations.

Our operations may be adversely affected if we are unable to attract and retain key executives, including our Chief Executive Officer.

We are dependent on our ability to attract and retain key executives, particularly Mark B. Dunkerley, our Chief Executive Officer, with whom we are in the process of negotiating a three-year employment agreement.  Competition for such personnel in the airline industry is highly competitive, and we cannot be certain that we will be able to retain our Chief Executive Officer or other key executives or that we can attract other highly qualified personnel in the future. Any inability to retain our Chief Executive Officer and other key executives, or attract and retain additional qualified executives, could have a negative impact on our operations.

We are increasingly dependent on technology to operate our business.

Any substantial or repeated failures of our computer or communications systems could impact our customer service, result in the loss of important data, loss of revenues, and increased costs, and generally harm our business. Like all companies, our computer and communication systems may be vulnerable to disruptions due to events beyond our control, including natural disasters, power failures, equipment failures, and computer viruses and hackers. We have implemented various technology security initiatives, but there can be no assurance that these measures are adequate to prevent disruptions of our systems.

We are highly reliant on third-party contractors to provide certain facilities and services for our operations, and termination of our third-party agreements could have a potentially adverse effect on our financial results.

We have agreements with Alaska Airlines, America West Airlines, American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines, Island Air, and certain other contractors, to provide certain facilities and services required for our operations. These facilities and services include aircraft maintenance, code sharing, reservations, computer services, frequent flyer programs, passenger processing, ground facilities, baggage and cargo handling and personnel training. Our reliance on these third parties to continue to provide these important aspects of our business impact our ability to conduct our business effectively.

•                                          Maintenance agreements. We have maintenance agreements with Delta Air Lines, Goodrich Aviation Technical Services, the Pratt & Whitney division of United Technologies Corporation, Rolls Royce, Honeywell and others to provide maintenance services for our aircraft, engines, parts and equipment.  If one or more of our maintenance providers terminate their respective agreements, we would have to seek alternative sources of maintenance service or undertake the maintenance of these aircraft or components ourselves.  We cannot assure you that we would be able to do so on a basis that is as cost-effective as our current maintenance arrangements.

•                                          Code sharing agreements.  We have code sharing agreements with Alaska Airlines, America West Airlines, American Airlines, American Eagle, Continental Airlines, Island Air, and Northwest Airlines. We also participate in the frequent flyer programs of Alaska Airlines, America West Airlines, American Airlines, Continental Airlines, Northwest Airlines and Virgin Atlantic Airways. Although these agreements increase our ability to be more competitive, they also increase our reliance on third parties.

•                                          Fuel agreements.  We have entered into a jet fuel sale and purchase contract to provide us with a substantial amount of jet fuel, which we anticipate will be sufficient to meet all of our jet fuel needs for flights originating in Honolulu during 2005.  If the fuel provider terminates its agreement with us, we would have to seek an alternative source of jet fuel.  We cannot assure you that we would be able to do so on a basis that is as cost-effective as our current arrangement.  We have agreements with vendors at all airports we serve to provide us with fuel.  Should any of these vendors cease to provide service to Hawaiian for whatever reason, our operations could be adversely affected.

•                                          Travel agency and wholesale agreements.  In 2004, passenger ticket sales from travel agencies and wholesalers constituted approximately 34% of our total operating revenue. Travel agents and wholesalers generally have a choice between one or more airlines when booking a customer’s flight. Accordingly, any effort by travel agencies or wholesalers to favor another airline or to disfavor us could adversely affect our revenue. Although we intend to maintain favorable relations with travel agencies and wholesalers, there can be no assurance that they will continue to do business with us. The loss of any one or several travel agencies and or wholesalers may have a material adverse affect on our operations.

We are subject to various risks as a result of our fleet concentration in B717s.

Over forty percent of our fleet consists of B717 aircraft.  The manufacturer of the B717 announced in January 2005 the discontinuance of the production of the aircraft in 2006. As a result, we may experience increased costs in later years associated with parts acquisition for and/or maintenance of this aircraft. Certain other carriers operating with a more diversified fleet may be better able to withstand such an event, if such an event occurred in the future.

Our business may be adversely impacted by the ability of one of our aircraft lessors to terminate certain aircraft leases beginning in 2007.

We currently lease seven Boeing 767-300ER aircraft from Ansett Worldwide Aviation Services, Inc. (Ansett).  Ansett can terminate those leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007.  If Ansett terminates one or more of these leases early and we are unable to obtain replacement aircraft, our operations would be adversely affected.  See “Business—Properties—Aircraft.”

Our results of operations will be adversely affected if the Internal Revenue Service prevails on certain tax claims.

The IRS currently has an appeal pending before the United States District Court for the District of Hawaii pursuant to which it is seeking payment of $65,399,152 with respect to a priority income tax claim and accrued interest and $40,546,599 with respect to an unsecured claim for penalties.  Additionally, we currently have a cross-appeal pending of a bankruptcy court order allowing a priority excise tax claim of the IRS in the amount of $22,320,073.  In the event that the IRS prevails in connection with its appeal and/or our cross-appeal, our result of operations will be adversely impacted. See “Business—Legal Proceedings—Internal Revenue Service Claims.”

Our substantial debt could adversely affect our financial condition; potential dilution to the holders of common stock from rights offering.

As of June 30, 2005, we had substantial indebtedness, including the $25.0 million term loan portion of a $50.0 million senior secured credit facility which matures on June 2, 2008, a $25.0 million junior term loan which matures on June 2, 2008, and $60.0 million of subordinated convertible notes which mature on June 1, 2010 and are convertible into common stock at a conversion price of $4.35 per share commencing on June 1, 2006.  We have agreed to use our best efforts to redeem the subordinated convertible notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to June 1, 2006. We intend to redeem the convertible notes out of the proceeds of a rights offering to our common stockholders.  There can be no assurance that we can consummate the rights offering or that the price of such rights offering will not be significantly dilutive to the holders of our common stock who do not participate in such rights offering.

The requirement to repay our debt makes us more vulnerable to general adverse economic conditions, requires us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes, limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and places us at a competitive disadvantage compared to any other competitor that has less debt than we do.

Certain of our financing agreements include financial covenants that impose substantial restrictions on our financial and business operations.

The terms of our senior credit and term B financing agreements with Wells Fargo Foothill, Inc. and Canyon Capital Advisors, LLC, respectively, restrict our ability to, among other things, incur additional indebtedness, pay dividends or make other payments on investments, consummate asset sales or similar transactions, create liens, merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.  The terms of the agreements contain covenants that require us to meet certain financial tests to avoid a default that might lead to early termination of the facilities.  Moreover, the Wells Fargo agreement contains covenants that require us to meet certain financial tests in order to continue to borrow under the facility.  If we were not able to comply with these covenants, our outstanding obligations under these facilities could be accelerated and become due and payable immediately.

We regained control of Hawaiian in June 2005, and have not had an opportunity to adequately assess the effectiveness of Hawaiian’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

We are in the process of assessing the effectiveness of our internal controls over financial reporting in connection with the rules adopted by the Securities and Exchange Commission under Section 404 of the Sarbanes-Oxley Act of 2002. As reported in our Annual Report on Form 10-K for the fiscal year ending December 31, 2004, during which period we did not consolidate the assets, liabilities or operating results of Hawaiian into our financial statements, we concluded that our internal controls over financial reporting were effective.  This assessment did not encompass any of the internal controls over financial reporting of Hawaiian. As a result of our reconsolidation of Hawaiian, our assessment of internal controls over financial reporting as of December 31, 2005 must also encompass internal controls at Hawaiian, which is a substantially larger undertaking than the assessment made as of December 31, 2004.  In light of the fact that Holdings regained control of Hawaiian from Hawaiian’s bankruptcy trustee in early June 2005 and thus has not had an extended opportunity to assess the effectiveness of internal controls at Hawaiian, and considering management’s conclusion that our disclosure controls were not effective as of June 30, 2005 due to insufficient resources within our accounting and finance function, there can be no assurance that our management will be able to complete its assessment of our internal controls over financial reporting before the deadline for us to file our Form 10-K for the year ending December 31, 2005. Additionally, there can be no assurance that management or our auditors, Ernst & Young LLP (“Ernst & Young”) will not identify significant deficiencies that would result in one or more material weaknesses in our internal controls over financial reporting, or that Ernst & Young will be able to issue unqualified opinions in the future on management’s assessment of the effectiveness of our internal controls over financial reporting.  We cannot provide any assurance that tests of our internal controls will not uncover significant deficiencies that would result in a material weakness in our internal controls over financial reporting.

In order to complete the assessment within the prescribed period, management has formed an internal control steering committee, retained outside consultants and adopted a detailed project work plan in order to assess the adequacy of its internal control over financial reporting, remediate any control weaknesses that are identified and validate through testing that controls were functioning as documented.  Under its Section 404 implementation schedule, we are scheduled to complete all of our testing, remediation and retesting by December 31, 2005. The existing schedule provides little flexibility for us to modify our existing implementation schedule and respond to any unforeseen or unexpected results that may occur as management, the outside consultants working at management’s direction, and Ernst & Young complete the necessary procedures. As a result of this tight timetable and considering the current insufficient resources within our finance and accounting function (i) we may not be able to timely complete our assessment and remedy and test any unexpected or unknown internal control weaknesses, (ii) even if we are able to complete the procedures necessary for management’s assessment, Ernst & Young may not be able to complete their necessary work on a timely basis and complete their assessment, (iii) the reports of management or Ernst & Young, or both, may disclose the existence of a material weakness in internal controls and (iv) there may be a delay in Ernst & Young’s issuance of its audit opinion regarding our 2005 financial statements if Ernst & Young is required to expand its audit procedures and scope due to the detection of a material weakness in our internal controls.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

In the event that a material weakness is identified, we will adopt and implement policies and procedures to remediate such material weaknesses.  Designing and implementing effective internal controls is a continuous process that requires us to anticipate and react to changes in our business and the economic and regulatory environments in which we operate, and to expend significant resources to maintain a system that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we take will remediate any material weaknesses that we may identify, or that we will successfully implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal controls over financial reporting, to remediate any material weaknesses that we may identify, or to implement new or improved controls, could harm our operating results, cause us to fail to meet our reporting obligations, or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404.  Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

A substantial number of shares of our common stock are eligible for future sale.

An aggregate of approximately 44.5 million shares of our common stock are eligible for future sale, many of which are held by persons who are currently affiliated with us.  We have agreed to register approximately 33.5 million of these shares under several registration rights agreements. Any large sale of these shares, whether pursuant to an effective registration statement or pursuant to an exemption from registration, could exert downward pressure on the market price of our common stock.

The continued threat of terrorist attacks may adversely impact our business.

Since the terrorist attacks of September 11, 2001, the airline industry has experienced profound changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues.  Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks, could further adversely impact us and the airline industry.  In addition, other world events and developments may further decrease demand for air travel, and could result in further increased costs for us and the airline industry.  We are currently unable to estimate the impact of any future terrorist attacks.  However, any future terrorist attacks could have a material adverse impact on our business, financial condition and results of operations, and on the airline industry in general.

The airline industry is highly competitive, and if we cannot successfully compete in the marketplace, our financial condition and results of operations will be adversely affected.

The airline industry is highly competitive, and many of our competitors are larger and have substantially greater financial resources than we do. The commencement of or increase in service on our routes by existing or new carriers could negatively impact our operating results.  In the past, competing airlines have reduced fares and increased capacity beyond market demand on routes served by us in order to maintain or generate additional revenue. Further fare reductions and capacity increases by competing airlines could force us to reduce fares or adjust our capacity to levels that may adversely affect our operations and profitability.  Many of our competitors have larger customer bases, greater brand recognition and significantly greater financial and marketing resources than we

do. Either aggressive marketing tactics or a prolonged fare war initiated by one or more of these competitors could adversely impact our financial resources and affect our ability to compete in these markets.

Vigorous price competition exists in the airline industry, with competitors frequently offering discounted fares and other promotions to stimulate traffic during weaker travel periods, generate cash flow or increase relative market share in selected markets. Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand.  Passenger demand and fare levels are influenced by, among other things, the state of the global economy, domestic and international events, airline capacity and pricing actions taken by carriers.  The September 11, 2001 terrorist attacks, the weak economy prior to 2004, turbulent international events (including the war and post-war unrest in Iraq), high fuel prices and extensive price discounting by carriers have resulted in significant losses for the airline industry. The introduction of broadly available, deeply discounted fares by a U.S. airline could result in lower yields for the entire industry and could have a material adverse effect on our operating results.

The airline industry is subject to extensive government regulation, and new regulations could have an adverse effect on our financial condition and results of operations.

Airlines are subject to extensive regulatory requirements that result in significant costs. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. The FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures.  Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft.  We expect to continue incurring expenses to comply with the FAA’s regulations.

Future regulatory developments in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry.  For example, potential future actions that may be taken by the U.S. government, foreign governments, or the International Civil Aviation Organization to limit the emission of greenhouse gases by the aviation sector are unknown at this time, but the cost to us and our industry is likely to be significant. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us financially.

Our operations may be adversely impacted by increased security measures mandated by regulatory authorities.

Because of significantly higher security and other costs incurred by airports since September 11, 2001, many airports significantly increased their rates and charges to air carriers, including us, and may do so again in the future.  Additionally, since September 11, 2001, the Department of Homeland Security and the Transportation Security Administration have implemented numerous security measures that affect airline operations and costs, and are likely to implement additional measures in the future.  The Department of Homeland Security has announced greater use of passenger data for evaluating security measures to be taken with respect to individual passengers, expanded use of federal air marshals on flights (thus displacing additional revenue passengers), investigating a requirement to install aircraft security systems (such as active devices on commercial aircraft as countermeasures against portable surface to air missiles) and expanded cargo and baggage screening. A large part of the costs of these security measures is borne by the airlines and their passengers, and we believe that these and other security measures have the effect of increasing the hassle of air transportation and thus decreasing traffic.  Security measures imposed by the U.S. and foreign governments subsequent to September 11, 2001 have increased our costs, and additional measures taken in the future may result in similar adverse effects. The Bush administration has proposed increasing the passenger security fee from $2.50 to $5.50 per enplanement, which, if implemented, would result in an estimated additional annual tax of $1.5 billion on the airline industry.  We cannot provide assurance that additional security requirements or security-related fees enacted in the future will not adversely affect us financially.

Our insurance costs have increased substantially in recent years and further increases in insurance costs or reductions in coverage could have an adverse effect on our financial results.

We carry types and amounts of insurance customary in the airline industry, including coverage for general liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers’ compensation. We are required by the DOT to carry liability insurance on each of our aircraft.  We currently maintain commercial airline insurance with a major group of independent insurers that regularly participate in world aviation insurance markets including public liability insurance and coverage for losses resulting from the physical destruction or damage to our aircraft.  However, there can be no assurance that the amount of such coverage will not be changed, or that we will not bear substantial losses from accidents.  We could incur substantial claims resulting from an accident in excess of related insurance coverage that could have a material adverse effect on our results of operations and financial condition.

After the events of September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage).  At the same time, they significantly increased the premiums for such coverage as well as for aviation insurance in general.  We also purchased from the U.S. government, third-party war-risk insurance coverage.  This coverage has been extended by the FAA under the Homeland Security Act to August 31, 2005, after which time it is anticipated that the federal policy will be extended unless insurance for war-risk coverage in necessary amounts is available from independent insurers or a group insurance program is instituted by the U.S. carriers and the DOT.  However, there can be no assurance that the federal policy will be renewed or an alternative policy can be obtained in the commercial market at a reasonable cost.

We are at risk of losses and adverse publicity in the event of an aircraft accident.

We are exposed to potential losses that may be incurred in the event of an aircraft accident.  Any such accident could involve not only the repair or replacement of a damaged aircraft and its consequential temporary or permanent loss of revenue, but also significant potential claims of injured passengers and others.  In addition, any aircraft accident or incident could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

We are at risk of losses in the event of an outbreak of diseases.

In 2003, there was an outbreak of Severe Acute Respiratory Syndrome (SARS), which primarily had an adverse impact on our Pacific operations. If there were another outbreak of a disease (such as SARS) that adversely affects travel behavior, it could have a material adverse impact on our operations.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired.

The following audited financial statements of Hawaiian contained in Exhibit 99.2 to this Current Report on Form 8-K/A are incorporated herein by reference:

•                                          Report of Independent Registered Public Accounting Firm

•                                          Statements of Operations for the years ended December 31, 2004, 2003 and 2002

•                                          Balance Sheets as of December 31, 2004 and 2003

•                                          Statements of Shareholders’ Deficiency and Comprehensive Loss for the years ended December 31, 2004, 2003 and 2002

•                                          Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002

•                                          Notes to Financial Statements

The following unaudited interim financial statements of Hawaiian were previously including in the Company’s Form 10-Q for the period ended June 30, 2005 filed by the Company with the SEC on August 15, 2005:

•                                          Statements of Operations for the period April 1, 2005 through June 1, 2005, January 1, 2005 through June 1, 2005, and the three and six months ended June 30, 2004

•                                          Balance Sheets as of June 1, 2005 and December 31, 2004

•                                          Statements of Cash Flows for the period January 1, 2005 through June 1, 2005 and the six months ended June 30, 2004

•                                          Notes to Financial Statements

The following audited financial statement schedule of Hawaiian contained in Exhibit 99.5 to this Current Report on Form 8-K/A is incorporated herein by reference:

•                                          Schedule of Valuation and Qualifying Accounts for the years ended December 31, 2004, 2003 and 2002

(b)                                 Pro Forma Financial Information.

The following unaudited pro forma financial statements contained in Exhibit 99.3 to this Current Report on Form 8-K/A are incorporated herein by reference:

•                                          Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004

•                                          Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2005

•                                          Notes to Unaudited Pro Forma Consolidated Financial Statements

(c)	Exhibits.

2.01

Third Amended Joint Plan of Joshua Gotbaum, as Chapter 11 Trustee for Hawaiian Airlines, The Official Committee of Unsecured Creditors, HHIC, Inc., the Company and RC Aviation, dated as of March 11, 2005, as amended (previously filed as Exhibit 2.01 to the Form 8-K filed on June 7, 2005).

2.02

Order Confirming Third Amended Joint Plan of Joshua Gotbaum, as Chapter 11 Trustee for Hawaiian Airlines, The Official Committee of Unsecured Creditors, HHIC, Inc., the Company and RC Aviation, dated as of March 11, 2005, as amended (previously filed as Exhibit 2.02 to the Form 8-K filed on June 7, 2005).

10.01

Credit Agreement, dated June 2, 2005, by and among the lenders identified on the signature pages thereto, Wells Fargo Foothill, Inc., Hawaiian Holdings, Inc., and Hawaiian Airlines, Inc (previously filed as Exhibit 10.01 to the Form 10-Q filed on August 15, 2005)

10.02

Security Agreement, dated June 2, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc. and Wells Fargo Foothill, Inc (previously filed as Exhibit 10.02 to the Form 8-K filed on June 7, 2005)

10.03

Engine and Spare Parts Security Agreement, dated June 2, 2005, by and between Hawaiian Airlines, Inc. and Wells Fargo Foothill, Inc (previously filed as Exhibit 10.03 to the Form 8-K filed on June 7, 2005).

10.04	General Continuing Guaranty, dated June 2, 2005, by Hawaiian Holdings, Inc. in favor of Wells Fargo Foothill, Inc (previously filed as Exhibit 10.04 to the Form 8-K filed on June 7, 2005).
10.05

Credit Agreement, dated June 2, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc., the lenders from time to time party thereto, and Canyon Capital Advisors LLC (previously filed as Exhibit 10.05 to the Form 10-Q filed on August 15, 2005).

10.06

Security Agreement, dated June 2, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc. and Canyon Capital Advisors LLC (previously filed as Exhibit 10.06 to the Form 8-K filed on June 7, 2005).

10.07

Engine and Spare Parts Security Agreement, dated June 2, 2005, by and between Hawaiian Airlines, Inc. and Canyon Capital Advisors LLC (previously filed as Exhibit 10.07 to the Form 8-K filed on June 7, 2005).

10.08

General Continuing Guaranty, dated June 2, 2005, executed and delivered by Hawaiian Holdings, Inc. in favor of Canyon Capital Advisors LLC (previously filed as Exhibit 10.08 to the Form 8-K filed on June 7, 2005).

10.09	Note Purchase Agreement, dated June 1, 2005, by and between Hawaiian Holdings, Inc. and RC Aviation, LLC (previously filed as Exhibit 10.09 to the Form 8-K filed on June 7, 2005).
10.10	Form of Series A Subordinated Convertible Note (previously filed as Exhibit 10.10 to the Form 8-K filed on June 7, 2005).
10.11	Form of Series B Subordinated Convertible Note (previously filed as Exhibit 10.11 to the Form 8-K filed on June 7, 2005).
10.12	Registration Rights Agreement, dated as of June 1, 2005, by and between Hawaiian Holdings, Inc. and RC Aviation, LLC (previously filed as Exhibit 10.12 to the Form 8-K filed on June 7, 2005).
10.13	Certificate of the Designations, Powers, Preferences and Rights of Series E Preferred Stock of Hawaiian Holdings, Inc (previously filed as Exhibit 10.13 to the Form 8-K filed on June 7, 2005).
10.14	Warrant, dated June 2, 2005, granted to RC Aviation, LLC to purchase the Series E Preferred Stock of Hawaiian Holdings, Inc (previously filed as Exhibit 10.14 to the Form 8-K filed on June 7, 2005).
10.15	Form of Warrant to purchase the Common Stock of Hawaiian Holdings, Inc (previously filed as Exhibit 10.15 to the Form 8-K filed on June 7, 2005).
99.1	Financial Statements of Hawaiian Holdings, Inc.
99.2	Financial Statements of Hawaiian Airlines, Inc.
99.3	Unaudited Pro Forma Consolidated Financial Statements
99.4	Financial Statement Schedule of Hawaiian Holdings, Inc.
99.5	Financial Statement Schedule of Hawaiian Airlines, Inc.
99.6	Consent of Independent Registered Public Accounting Firm

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2005

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Randall L. Jenson
Name: Randall L. Jenson
Title: Chief Financial Officer and Treasurer